EXHIBIT 99.1

SALEM COMMUNICATIONS ANNOUNCES INITIATION OF QUARTERLY DIVIDEND PAYMENT

Represents Annual Dividend Yield of Approximately 5%

CAMARILLO, CA March 8, 2012 – Salem Communications Corporation (Nasdaq: SALM), a leading U.S. radio broadcaster, Internet content provider, and magazine and book publisher targeting audiences interested in Christian and conservative opinion content, today announced that its Board of Directors has authorized and declared a quarterly dividend in the amount of $0.035 per share of its Class A and Class B common stock.

The initial quarterly cash dividend of $0.035 per share will be paid on March 30, 2012 to all common stockholders of record as of March 23, 2012.  Salem Communications anticipates paying the quarterly dividends in March, June, September and December of each year.  Based on the number of shares currently outstanding, the company expects to pay a total annual dividend of $3.4 million.

Edward G. Atsinger III, Chief Executive Officer of Salem Communications, said, “We are pleased to be in a position where we can begin to return a portion of our free cash flow to our shareholders on a regular basis while continuing to systematically reduce our debt.  This recurring dividend demonstrates our confidence in our resilient business model and our ability to maintain strong free cash flow.”

The company intends to begin payments of regular quarterly dividends; however, the actual declaration of such future dividends and the establishment of the per share amount, record dates, and payment dates for such future dividends are subject to final determination by the company's Board of Directors, and will be dependent upon future earnings, cash flows, financial requirements, and other factors.

Salem Communications Corporation is the largest commercial U.S. radio broadcasting company that provides programming targeted at audiences interested in Christian and conservative opinion radio content, as measured by the number of stations and audience coverage.  Upon completion of all announced transactions, the company will own and/or operate a national portfolio of 96 radio stations in 37 markets, including 60 stations in 22 of the top 25 markets.  We also program the Family Talk™ Christian-themed talk format on SiriusXM Channel 131.

Salem also owns Salem Radio Network, a national radio network that syndicates talk, news and music programming to approximately 2,000 affiliated radio stations and Salem Media Representatives, a national media advertising sales firm with offices across the country.

In addition to its radio broadcast business, Salem owns an Internet and a publishing division. Salem Web Network is a provider of online Christian and conservative-themed content and streaming and includes websites such as Christian faith focused Christianity.com, Questions and Answers about Jesus Christ at Jesus.org, Christian living focused Crosswalk.com®, online Bible at BibleStudyTools.com, Christian videos at GodTube.com,  a leading website providing church media at WorshipHouseMedia.com and Christian radio ministries online at OnePlace.com. Additionally Salem owns conservative news leader Townhall.com® and conservative political blog HotAir.com, providing conservative commentary, news and blogging. Salem Publishing™ circulates Christian and conservative magazines such as Homecoming® The Magazine, YouthWorker Journal™, The Singing News, FaithTalk Magazine, Preaching and Townhall Magazine™. Xulon Press™ is a provider of self publishing services targeting the Christian audience.

Company Contact:

Evan D. Masyr

Salem Communications

(805) 384-4512

evanm@salem.cc

Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those anticipated as a result of certain risks and uncertainties, including but not limited to the ability of Salem to close and integrate announced transactions, market acceptance of Salem’s radio station formats, competition from new technologies, adverse economic conditions, and other risks and uncertainties detailed from time to time in Salem's reports on Forms 10-K, 10-Q, 8-K and other filings filed with or furnished to the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Salem undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.